Exhibit 10.24
Description of Compensation Payable to Non-Employee Directors
     The following summarizes the current compensation and benefits received by the Company’s non-employee directors. It is intended to be a summary of existing arrangements and is not intended to provide any additional rights to any director.
Non-employee directors receive an annual retainer of $20,000 for service on the board of directors, plus $2,500 for attendance at each regularly scheduled meeting of the board of directors or each committee meeting not otherwise held on the day of a board meeting, and $1,000 for attendance by telephone at any specially called board meeting or committee meeting. The Chairs of the Audit Committee and Compensation Committee receive additional annual retainers of $10,000 and $5,000, respectively. In addition, in 2004, the Company adopted a policy pursuant to which each non-employee director was initially granted options to purchase 10,000 shares of the Company’s common stock and will annually be granted options to purchase 5,000 shares of such stock. The options will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and will vest in four equal annual installments. Initial grants under the policy were made in August 2004 and annual grants thereafter will be made on the date of the Company’s annual meeting of stockholders. Directors are also reimbursed for all out-of-pocket expenses incurred in attending such meetings.